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EXHIBIT 21

                          EasyLink Services Corporation

                         SUBSIDIARIES OF THE REGISTRANT
                                DECEMBER 31, 2005


Subsidiary                                       Jurisdiction of Incorporation
----------                                       -----------------------------

EasyLink Services USA, Inc.                      Delaware
Swift Comtext Prvt. Ltd.                         UK
EasyLink Services Prvt. Ltd.                     UK
Easylink Services Corp. Pte Ltd                  Singapore
Easylink Services Corporation Sdn Bhd            Malaysia
GN Comtext (Deutschland) Gmbh                    Germany
Easylink Services France sarl                    France
GN Comtext (Hong Kong) Limited                   Hong Kong
Easylink Services KK (Japan) -                   Japan
Easylink Services Korea Corporation              Korea
Mail.com Messaging Services India Private        India
Limited
Easylink Do Brasil Comunicacoes Ltda.            Brazil